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                                                                 EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of AmeriPath, Inc. on Form S-1 of our reports appearing in Registration Statement No. 333-34265 on Form S-1 of AmeriPath, Inc., as follows: dated September 27, 1996 on the financial statements of Demaray and Poulos, P.A.; dated September 27, 1996 on the financial statements of Amazon and Rosen, M.D., P.A.; dated October 15, 1996 on the financial statements of SkinPath, P.C.; dated October 19, 1996 on the financial statements of Drs. Seidenstein, Levine & Associates, P.A.; and dated November 13, 1996 on the financial statements of Fernandez and Kalemeris, P.A.



/s/ Deloitte & Touche LLP


DELOITTE & TOUCHE LLP
Fort Lauderdale, Florida

October 21, 1997